EXHIBIT 99.1
RETAIL VENTURES ANNOUNCES PRICING OF PIES
Columbus, Ohio —/August 10th/PR Newswire/— Retail Ventures, Inc. (NYSE:RVI) announced today the pricing of its 6.625% Mandatorily Exchangeable Notes due September 15, 2011, or PIESsm (Premium Income Exchangeable SecuritiesSM) in the aggregate principal amount of $125,000,000 ($143,750,000 if the underwriter exercises in full its option to purchase additional PIES pursuant to the underwriting agreement). The closing of the offering is expected to take place on August 16, 2006.
The PIES will bear a coupon at an annual rate of 6.625% of the principal amount, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on December 15, 2006 and ending on September 15, 2011. Except to the extent RVI exercises its cash settlement option, the PIES are mandatorily exchangeable, on the maturity date, into Class A common shares of DSW Inc. (“DSW”), no par value per share, which are issuable upon exchange of DSW Class B common shares, no par value per share, beneficially owned by RVI. On the maturity date, each holder of the PIES will receive a number of DSW Class A common shares per $50 principal amount of PIES equal to the “exchange ratio” described in the RVI prospectus, or if RVI elects, the cash equivalent thereof or a combination of cash and DSW Class A common shares. The exchange ratio is equal to the number of DSW Class A common shares determined as follows: (i) if the applicable market value of DSW Class A common shares equals or exceeds $34.95, the exchange ratio will be 1.4306 shares; (ii) if the applicable market value of DSW Class A common shares is less than $34.95 but greater than $27.41, the exchange ratio will be between 1.4306 and 1.8242 shares; and if the applicable market value of DSW Class A common shares is less than or equal to $27.41, the exchange ratio will be 1.8242 shares, subject to adjustment as provided in the PIES. The maximum aggregate number of DSW Class A common shares deliverable upon exchange of the PIES is 4,560,500 DSW Class A common shares (or 5,244,575 DSW Class A common shares if the underwriter exercises in full its option to purchase additional PIES pursuant to the underwriting agreement), subject to adjustment as provided in the PIES.
RVI intends to use the net proceeds of the offering to repay the approximately $49.7 million remaining balance of its intercompany note due to Value City Department Stores LLC (“Value City”), a subsidiary of RVI, and Value City will use such proceeds and other funds to repay $49.5 million of the outstanding principal amount of its $50 million non-convertible loan, together with fees and expenses. The balance of the net proceeds will be applied for general corporate purposes, which may include the repayment of borrowing under the Value City revolving loan.
Lehman Brothers Inc. is acting as the sole underwriter.
          A copy of the prospectus relating to the offering may be obtained by contacting Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717; Email: monica_castillo@adp.com; Fax: (631) 254-7268.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Retail Ventures, Inc. is a leading off-price retailer operating, as of July 29, 2006, 113 Value City Department Stores in the Midwest, mid-Atlantic and southeastern U.S., 26 Filene’s Basement

Stores in major metropolitan areas in the Northeast and Midwest and 205 better-branded DSW stores in major metropolitan areas throughout the country. DSW also supplies, under supply arrangements, to 214 locations for other non-related retailers in the United States.
SOURCE: Retail Ventures, Inc.
Contact: Jim McGrady, Chief Financial Officer — (614) 478-2208